EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
LoJack Corporation:

We consent to the incorporation by reference in the registration statements (No.’s 333-43670, 333-111293, 333-151044, 333-160855 and 333-182398) on Form S-8 of our report dated March 10, 2014, with respect to the consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows of LoJack Corporation and subsidiaries for year ended December 31, 2013, which report appears in the December 31, 2015 annual report on Form 10-K of LoJack Corporation and subsidiaries.
/s/    KPMG LLP
Boston, Massachusetts
March 11, 2016